UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2007

RESTORATION HARDWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24261	68-0140361
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 27, 2007, Restoration Hardware, Inc. (the “Company”) entered into a First Amendment to Eighth Amended and Restated Loan and Security Agreement, dated as of April 27, 2007 (the “Amendment”), among the Company, The Michaels Furniture Company, Inc. (a subsidiary of the Company), Bank of America, N.A., The CIT Group/Business Credit, Inc. and Wells Fargo Retail Finance, LLC, which amends the Company’s existing revolving credit facility. The Amendment provides for an extension of the maturity date of the revolving credit facility from June 30, 2011 to June 30, 2012 and an increase in the amount of the revolving credit facility from $150 million to $190 million, which includes a $15 million tranche available to the Company at a higher advance rate against the assets constituting the borrowing base. The Amendment also includes a number of other improvements to the existing facility, including (i) an increase in the loan-to-value limits under the facility, (ii) a decrease of the interest rate on certain loans and obligations under the facility, (iii) a lower minimum fixed charge coverage ratio for certain loans under the facility, and (iv) a change in the circumstances in which the fixed charge coverage ratio applies under the facility, each as more fully described in the Amendment. A copy of the Amendment is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	First Amendment to Eighth Amended and Restated Loan and Security Agreement dated as of April 27, 2007 among the Company, The Michaels Furniture Company, Inc., Bank of America, N.A., The CIT Group/Business Credit, Inc. and Wells Fargo Retail Finance, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE, INC.

Dated: May 2, 2007	By:	/s/ Chris Newman
Chris Newman
Senior Vice President and Chief Financial Officer